Exhibit 10.137

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into this 10th day of March 2014, by and between WCDO, LLC, whose address is 1805 W. Colonial Drive, Suite E-2, Orlando, FL 32804, hereinafter “Landlord”, and The Executive Group, whose address is 1420 Celebration Blvd., Suite 101 , Celebration, FL 34747, hereinafter “Tenant”; joined by Alexandra Schmidt, Derell and Jamie Roberson, Husband and Wife, and Reinald Zapata and Viviana Figueroa, Husband and Wife, hereinafter called “Guarantors”.

WITNESSETH:

1. Premises. Landlord, in consideration of the rents, covenants, agreements and conditions hereinafter contained, does hereby lease unto said Tenant the premises described as: Unit B-1, at 1805 W. Colonial Dr., Orlando, FL 32804, hereinafter called the “Premises” which is identified on the attached sketch.

2. Term. The Premises are leased for a term of three (3) years, commencing on the 1st day of April, 2014,_and terminating on the 31st day of March, 2017, or such earlier date as this Lease may terminate as hereinafter provided. Occupancy will not be provided until all conditions of this lease are satisfied, including: (i) Insurance as required by Paragraph 16; (ii) Landlord’s receipt of the Deposit required by Paragraph 14 and the first month’s rent.

3. Option. In addition to the original term under this Lease Agreement, the Landlord grants to the Tenant one (1) three (3) year option which may be exercised by the Tenant only upon the giving of ninety (90) days’ written notice prior to the expiration of the original term. Time is of the essence to comply with this notice requirement.

4. Base Rent. The Base Rent for each year of the original term hereof is the sum of Thirteen Thousand Two Hundred Dollars & NO/100 ($13,200.00) DOLLARS which is payable in equal monthly installments, plus sales tax, in advance on the first (1st) day of each calendar month during the term in the amount of One Thousand One Hundred Dollars & NO/100 ($1,100.00) DOLLARS, plus sales tax except the first such installment to be due on the 1st day of April, 2014. - Prepaid in advance upon execution of lease. ($1,171.50)

The Base Rent shall be increased each year during the initial term and all options and or extensions commencing on each one-year anniversary date from the commencement of the Lease by the greater of three (3%) percent of the Base Rent for the prior year or the percentage increase from the prior year in the Consumer Price Index for Urban Wage Earners and Clerical Works issued by the U.S. Department of Labor or similar index selected by Landlord if it is not available.

5. Use. Tenant shall use and occupy the premises as a professional use as a real estate office and for no other purpose. Tenant shall not make any noise, emit any odors or allow any other action which interferes with the use of any other units in the building.

6. Examination of Premises. Except for any work which Landlord agrees to perform as set forth in Exhibit A, Tenant hereby represents and warrants to Landlord that Tenant has carefully examined and fully familiarized itself with the condition of the Premises and has agreed to accept, and has in fact accepted, the same “AS IS,” “WHERE IS,” in its existing condition and state of repair and without any representation or warranty by or on behalf of Landlord as to (a) MERCHANTABILITY, (b) HABITABILITY, (c) fitness for Tenant’s intended purposes or any other particular purpose, (d) the condition or state of repair of the Premises, (e) the absence or presence of any structural or other defects or deficiencies in the Premises, or (f) any other matter or aspect pertaining to the Premises or the use or condition of either of same, and without any promise or undertaking on the part of Landlord or its agents, to make any improvement, alteration or repair to the Premises. Tenant hereby expressly covenants and agrees that Landlord shall, under no circumstances, be liable for any latent, patent or other defects or deficiencies in the Premises. Tenant acknowledges that Landlord has entered into this Lease with Tenant at the rental and upon the terms and conditions set forth herein in material reliance upon the representations, warranties and undertakings of Tenant as set forth in this section.

7. Landlord’s Work Prior to Commencement of Lease: In the event Landlord has agreed to perform any work on the Premises prior to delivery of possession to Tenant, then the work is described in Exhibit A and is checked as being applicable in Paragraph 47. If Exhibit A is not applicable, then the Landlord is not performing any work on the premises and Tenant accepts the Premises as it now exists.

8. Tenant’s Work: Tenant agrees to pay the full cost for and perform the work to the Premises as set forth in Exhibit B and all other work subsequently approved in writing by Landlord in accordance with the construction requirements set forth in Exhibit C and the Construction Rules and Regulations set forth in Exhibit D which must be signed by each contractor who performs work for Tenant.

9. Tenant Maintenance and Repairs: Tenant shall keep and maintain at Tenant’s sole expense not to be reimbursed by Landlord the interior of the Premises, together with all fixtures and all electrical, plumbing, heating, air conditioning and all other mechanical and other installations which service the interior, all doors, and all plate glass and door and window glass, in good working order and proper repair, using materials and labor of kind and quality equal to or better than the original work, and shall surrender the Premises at the expiration or earlier termination of this Lease in as good condition as when received, excepting only and solely deterioration caused by mere ordinary wear and tear and damage by fire or other casualty of the kind actually insured against by Tenant in standard policies of fire insurance with extended coverage. Tenant shall retain the services of a licensed HVAC contractor, acceptable to the Landlord, to maintain, inspect and service the HVAC unit(s) for the Premises. The HVAC contractor shall inspect the unit(s) not less then four times per calendar year and provide a written report of each inspection to Landlord. A copy of Tenant’s HVAC maintenance agreement shall be furnished to Landlord upon Tenant possession of Premises.

10. Real Property Taxes. The Landlord shall pay all real property taxes and assessments for the Premises.

11. Landlord’s Liability: It is expressly agreed that the Tenant shall not be entitled to assert a damage claim against Landlord seeking loss of income, lost profits, lost customers or other consequential damages for any type of claim. In the event Landlord breaches this Lease and does not cure the breach within 30 days after receipt of written notice from Tenant, (or to commence to cure default if the default can not be reasonably cured within 30 days) then Tenant’s sole remedy shall be the right to terminate this Lease and to seek damages against Landlord for damages which shall be limited to the actual cost to Tenant of obtaining substantially similar premises which shall not exceed three (3) times the amount of the monthly Base Rent. Tenant waives the right to seek all other types of damages. Notwithstanding any provision contained in this Lease or elsewhere now or hereafter to the contrary, Tenant agrees and acknowledges that Tenant shall look solely and only to Landlord’s interest in the leasehold in the unit leased to Tenant in the event of any default or breach by Landlord with respect to any of the terms and provisions of this Lease on the part of the Landlord to be performed or observed; and no other assets whatsoever of Landlord shall be subject to liability, levy, execution, or other judicial process or award for the satisfaction of Tenant’s claim(s) of any kind or sort whatsoever. In the event of a sale or conveyance by Landlord of the building or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and Tenant shall solely look to the new owner for any claims under this Lease.

12. Utilities and Personal Property Taxes. In addition to Base Rent, Tenant shall pay all personal property taxes and assessments which may be levied or assessed on all personal property of Tenant located in or about the Premises. It is further understood and agreed the Tenant shall be responsible for all utilities which shall be separately metered including water, electric, and sewer, and shall be responsible for the insurance requirements set forth in this Lease.

13. Rent and Late Charges. The term “rent” as used in this Lease shall mean and include Base Rent and all other sums payable hereunder to Landlord. All rent shall be paid to Landlord at the address listed herein or at such other place or to such other person as Landlord may from time to time direct in writing, or as is otherwise provided herein, in lawful money of the United States of America. In the event Tenant fails to make any such payment when the same becomes due, then in addition to all rights, powers and remedies provided herein, by law or otherwise in the case of nonpayment of rent, Landlord shall be entitled to recover from Tenant the greater of 10% of the amount due or$150.00, whichever is greater, to reimburse Landlord for its overhead and administration charges in connection with such late payment. Tenant acknowledges that these charges are fair and reasonable. Tenant will also pay to Landlord on demand, interest at the rate of 18% per annum (or the highest rate permitted by applicable law, whichever is lower) on all overdue installments of rent and on overdue amounts relating to obligations which Landlord shall have paid on behalf of Tenant, in each case from the due date thereof until paid in full. If any check tendered by Tenant in payment of any sum due pursuant to this Lease shall be returned for insufficient funds or for any other reason not the fault of Landlord, then Tenant shall pay to Landlord, a processing fee equal to the greater of: (i)$40.00; or (ii) five percent (5%) of the face amount of the returned check, not to exceed the maximum amount permitted by law. Should Tenant’s check be returned or dishonored on more than one occasion during the Term of this Lease (or any renewal or extension thereof), then, from and after the dishonor or return of the second of Tenant’s checks, all subsequent payments due hereunder during the remainder of the Term of this Lease (and all renewals and/or extensions thereof) shall, at Landlord’s option, be tendered to Landlord by certified or cashier’s check.

14. Deposit. Upon execution of this Lese, the Tenant shall pay to Landlord the first month’s rent with sales tax plus a security deposit of $1,171.50 to secure Tenant’s lease obligations under this Lease. The deposit may be deposited into Landlord’s account, commingled with Landlord’s funds and used by Landlord, in its sole discretion, to pay any of Tenant’s obligations under this Lease. If Tenant fully and timely performs its obligations under this Lease, the deposit amount shall be returned to Tenant within thirty (30) days after the termination of the Lease.

15. Waste. Tenant shall commit no act of waste and shall take good care of the Premises and the fixtures and appurtenances therein and shall, in the use and occupancy of the Premises, conform to all laws, orders, and regulations of the federal, state, and municipal governments or any of their departments. During the terms of this Lease, Tenant shall make all necessary repairs to the Premises to keep them in good condition and repair. All improvements made by Tenant to the Premises which are so attached to the Premises shall become the property of Landlord upon installation. Not later than the last day of the term, Tenant shall, at Tenant’s expense, remove all of the Tenant’s personal property and those improvements made by Tenant which have not become the property of the Landlord, including trade fixtures, cabinet work, moveable paneling, partitions, and the like; repair all injury done by or in connection with the installation or removal of such property and improvements; and surrender the premises in as good condition as they were at the beginning of the term, normal wear and tear, damage by fire, the elements, casualty, or other cause not due to the misuse, negligence, or intentional acts of Tenant or Tenant’s agents, employees, visitors, or licensees, excepted. All property of Tenant remaining on the premises after the last day of the term of this Lease shall be conclusively deemed abandoned, may be removed and destroyed by Landlord and Tenant shall reimburse Landlord for the cost of such removal and destruction. At Landlord’s option, all abandoned property shall become Landlord’s property.

16. Hazardous Waste. Tenant hereby represents and covenants that Tenant will not use, handle, store, transport or dispose of or permit the use, handling, storage, transportation or disposal of hazardous or toxic substances, as those terms may be defined or used in any local, state, or federal environmental, hazardous substance or land or water use laws or regulations onto the premises, and in the event of any use or spillage of such substance, Tenant agrees: (i) to notify Landlord immediately of any contamination, claim of contamination, loss or damage; (ii) after consultation and approval by Landlord, to clean up the contamination in full compliance with all applicable statutes, regulations, and standards; and (iii) to indemnify, defend and save harmless Landlord from and against all loss, costs, expenses, fines, penalties, reimbursement costs and damages (including attorney’s fees) arising as a result of any such contamination, claim of contamination, loss or damage or Tenant’s violation of any provision of local, state, or federal law, including common law, which prohibits or regulates the use, handling, storage, transportation or disposal of a hazardous or toxic substance or which requires removal or remedial action and the costs of removal or remedial action of such hazardous or toxic substance, including any fines levied in connection therewith, whether such costs or expenses are incurred by the Landlord or any local, state, or federal governments or by other persons and including any personal injuries suffered in connection therewith. This provision shall survive the termination of the Lease.

17. Alterations and Repairs. Tenant shall not, without first obtaining the written approval of the Landlord, make any alterations, repairs, additions, or improvements in, to, or on and about the Premises.

18. Insurance. The Tenant shall carry fire and extended coverage insurance insuring the building for its full insurable value, including Tenant’s interest in any of Tenant’s improvements in the Premises, and Tenant’s interest in Tenant’s office furniture, equipment and supplies, naming Landlord as an additional named insured. Tenant waives any right of action against Landlord for loss or damage covered by such insurance, and the policy shall permit such waiver.

In addition thereto, Tenant shall at all times during this Lease maintain in full force and effect at its sole cost and expense a broad form comprehensive general public liability insurance policy that meets the following requirements:

a. The Insurance Company shall have a minimum rating of A by A.M. Best Company. The Insurance Company referenced should have a minimum financial size “V,” which is $10 to $25 Million of U.S. dollars of reported capital, surplus and conditional reserve funds.

b. The policy minimum limits shall be One Million ($1,000,000) CSL per occurrence I Two Million ($2,000,000) per aggregate.

c. The insurance policy shall be a Comprehensive General Liability: Combined Single Limit (CSL) and shall include the following coverages:

●	Premises Operations

●	Aggregate Per Project/Location

●	Products Completed Operations

●	Contractual Liability

●	Broad Form Property Damage

●	Personal Injury

d. A certificate of insurance shall be provided to Landlord upon signing of the Lease. The certification of insurance shall provide that the insurance policy cannot be cancelled without thirty (30) days prior written notice to Landlord.

e. The Additional Insureds under the policy shall be WCDO, LLC, Paul and Sally Curtis Family Limited Partnership, Paul Curtis Realty, Inc., Village Property Management, Inc. and their officers, directors, members and employees and their successors and assigns.

Tenant shall furnish Landlord, on or before Tenant takes occupancy, original policies or certificates of insurance evidencing the coverages required by this Lease. All policies required hereunder shall contain an endorsement providing that the insurer will not cancel or materially change the coverage of such policy or policies without giving ten (10) days prior written notice thereof to Landlord.

In the event Tenant fails to comply with any of the provisions of this Section of the Lease, then Landlord, in addition to all other remedies under this Lease and at law, shall be entitled to an immediate judicial injunction prohibiting Tenant from being in possession of the Premises and from conducting any business in the Premises.

19. Indemnification of Landlord. Tenant shall defend, indemnify and hold Landlord and its officers, employees and representatives harmless from all liability, costs, expenses, damages and claim for damages by reason of any injury to any person or persons, including Tenant, or property of any kind whatever and to whomsoever belonging, including Tenant’s, from any cause or causes whatsoever while in, upon or in any way connected with the Premises, adjacent sidewalks, parking, lot, building and other property of Landlord during the term of this Lease and any extension hereof or any occupancy hereunder, including all claims occasioned wholly or in part by any act or omission of Tenant, its agents, customers, invitees, principals, officers, directors or employees.

20. Accumulation of Waste or Refuse Prohibited. Tenant shall not permit the accumulation of waste or refuse matter on the premises or anywhere in or near the building. Should Tenant, in Landlord’s judgment, violate the provisions of this paragraph, Landlord may arrange for the removal of said waste or refuse matter and remit the invoice for same to Tenant. Tenant’s failure to remit full payment within seven (7) days of the amount of said invoice shall constitute a default under this Lease.

21. Destruction of Premises. If during the term hereof the building in which the Premises are situate shall be damaged or destroyed by fire, act of God, strikes, riots, or public commotion, the Tenant shall give immediate notice thereof to Landlord, and Landlord may elect to repair same, provided such repairs can be made within one hundred twenty (120) days by working in the usual and ordinary manner and under the laws and regulations of the federal, state, county or municipal authorities and are paid for by insurance proceeds, but such destruction or damage shall in no way annul or avoid this Lease, except that the Tenant shall be entitled to a proportionate reduction of rent while such repairs are being made, such proportionate reduction to be based upon the extent to which the making of such repairs shall interfere with the business carried on by the Tenant in said premises. In the event that the Landlord does not so elect to make such repairs, this Lease may be terminated by Lessor.

If, at the time Landlord shall have elected to cancel and terminate this Lease as in this section provided, and if Tenant shall not have been in default as to any terms, conditions, or agreements under this Lease, Landlord shall restore to Tenant any unearned rents paid in advance by Tenant or other money or property deposited by Tenant as security for the performance of this Lease by Tenant, less any amounts due Landlord from Tenant, whether for rent, damages, or otherwise.

22. Condemnation. If any part of the Premises shall be taken or condemned for a public or quasi-public use, and a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemnor, and the rent payable hereunder shall be adjusted so that the Tenant shall be required to pay for the remainder of the term only such portion of such rent as the value of the part remaining after condemnation bears to the value of the entire premises at the date of condemnation; but in such event, Landlord shall have the option to terminate this Lease as of the date when title to the part so condemned vests in the condemner. If all of the Premises, or such part thereof be taken or condemned so that there does not remain a portion susceptible for occupation hereunder, this Lease shall thereupon terminate. If a part or all of the Premises be taken or condemned, all compensation awarded upon such condemnation or taking shall go to the Landlord, and Tenant shall have no claim thereto, and the Tenant hereby irrevocably assigns and transfers to the Landlord any right to compensation or damages to which the Tenant may become entitled during the term hereof by reason of the condemnation, taking, or appropriation of all or a part of the Premises. A private sale in lieu of condemnation or taking shall constitute a taking or appropriation for purposes of this paragraph.

23. Assignment and Subletting. Tenant shall not, without first obtaining the prior written consent of Landlord which consent Landlord may withhold in its sole discretion, assign, sublet, mortgage, pledge, or encumber this Lease, in whole or in part, or sublet the premises or any part thereof. Landlord may assign the Lease. In the event that Landlord assigns the Lease, the Landlord shall be relieved of further liability under the Lease and Tenant shall look solely to the assigned party for obligations under this Lease.

24. Tenant’s Default. In the event the Tenant shall default in the payment of Base Rent, Additional Rent, or any other sums payable by the Tenant hereunder (“monetary default”) and such monetary default shall continue for a period of three (3) days, or if the Tenant shall default in the performance of any other covenants or agreements of this Lease (“non-monetary default”) and such non-monetary default shall continue for ten (10) days, or if the Tenant should become bankrupt or insolvent or any debtor proceedings be taken by or against the Tenant, then and in addition to any and all other legal remedies and rights, the Landlord may declare the entire balance of the rent for the remainder of the term to be due and payable and may collect the same by distress or otherwise, may terminate the Lease, may terminate Tenant’s right to possession without terminating the Lease or take any other remedy allowed by Florida law, and Landlord shall have a lien on the personal property of the Tenant which is located in the Premises. Landlord may, without first obtaining a distress warrant, lock up the Premises in order to protect said interest in the secured property, or the Landlord may terminate this Lease and retake possession of the Premises, or enter the Premises and relet the same without termination, in which latter event the Tenant covenants and agrees to pay any deficiency after Tenant is credited with the rent thereby obtained less all repairs and expenses (including the expenses of obtaining possession), or the Landlord may resort to any two or more of such remedies or rights, and adoption of one or more of such remedies or rights shall not prevent the enforcement of others concurrently or thereafter.

The Tenant also covenants and agrees to pay all attorney’s fees and costs and expenses of the Landlord, including court costs, if the Landlord employs an attorney to collect rent or enforce other rights of the Landlord herein in the event of any breach as aforesaid, and the same shall be payable regardless of whether collection or enforcement is effected by suit or otherwise.

25. Strict Performance. The failure of Landlord to insist on strict performance of any covenant or condition hereof or to exercise any option contained herein shall not be construed as a waiver of such covenant, condition, or option in any other instance. This Lease may not be modified or terminated except in writing signed by Landlord.

26. Liens. Tenant shall not have any authority to create any liens for labor or material on or against the Landlord’s interest in the Premises or Landlord’s building and all persons contracting with the Tenant for the destruction or the removal of any building or for the erection or for the erection, installation, alteration, or repair of any building or other improvements in, on or to the Premises; and all material men, contractors, subcontractors, sub subcontractors, mechanics, and laborers are hereby charged with notice that they must look solely and only to the Tenant’s interests only in the Premises to secure the payment of any bill for work done or material furnished during the rental period created by this Lease and, specifically, not to the Landlord or the Landlord’s Interest. Tenant agrees that it will include the language of this paragraph in any contract or agreement for any work done by Tenant in the Premises. Tenant shall, within ten (10) days after notice from Landlord, discharge any mechanic’s liens for materials or labor claimed to have been furnished to the Premises on Tenant’s behalf by posting an appropriate bond.

27. Right of Entry. Landlord may enter the Premises at any reasonable time, on reasonable notice to Tenant (except that no notice need be given in case of emergency) for the purpose of inspection or the making of such repairs, replacements, or additions in, to, or on and about the Premises or the building, as the Landlord deems necessary or desirable.

28. Amendment. No representations or promises shall be binding on the parties hereto except those representations contained herein or in a writing signed by the party making such representations or promises.

29. Covenants of Quiet Enjoyment. Landlord covenants that if, and so long as, Tenant pays the rent and any additional rent as herein provided, and performs the covenants hereof, Tenant shall peaceably and quietly have, hold, and enjoy the Premises for a term herein mentioned, subject to the provisions of this Lease.

30. Signs. The Tenant shall not place any signs or other advertising matter or material on the exterior or on the interior, where possible to be seen from the exterior, of the Premises or of the building in which the Premises are located, without the prior written consent of the Landlord which, if given, may be subsequently revoked at any time. Any lettering or signs which may be granted by Landlord in its sole discretion shall be of a type, kind, character and description to be approved by Landlord in writing.

31. Parking. Landlord shall be entitled to use a total of 4 parking spaces at the building. Landlord reserves the right to assign parking spaces to be used by Tenant and its employees, invitees and customers. Tenant shall take action to make sure that its employees, customers and invitees do not use more than the number of parking spaces assigned to Tenant by Landlord. In the event Tenant or its customers, invitees and guests violate this provision, then Tenant is subject to a fine of $25.00 per instance for each violation of this parking requirement. The payment of this fine shall not entitle Tenant to the use of additional spaces.

32. Ordinances and Regulations. The Tenant hereby covenants and agrees to promptly comply with all the rules and regulations of all governments and agencies having jurisdiction over the Premises, and with all laws, ordinances and regulations of governmental authorities wherein the Premises are located, at Tenant’s sole cost and expense.

33. Notice. Any notice required to be given hereunder shall be sufficient if given by hand delivery or overnight mail with proof of delivery, certified mail, return requested or email and fax if listed below, to the parties as follows:

As to Landlord:	1805 W. Colonial Drive-Ste. E-2
Orlando, FL 32804
Fax: (407) 422-4519
Email: clint@curtisgroupinc.com

As to Tenant:	1420 celebration blvd
Celebration, FL 34747
Fax: 40+ 5662017
Email: info@executivegroupfl.com

34. Attorney’s Fees and Costs. In connection with any litigation arising out of this Lease, the prevailing party shall be entitled to recover all costs incurred, including, but not limited to, reasonable attorney’s fees and costs.

35. Radon Gas. As required by law, Landlord makes the following disclosure: “RADON GAS” - Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

36. Multiple Counterparts. This Lease Agreement and attached exhibits may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one instrument; but in making proof of this Lease, it shall not be necessary to produce or account for more than one such counterpart. A facsimile or email signature when sent to the other party shall be deemed an original signature with the same effect as if an original document and original signature had been delivered.

37. Benefit. The provisions of this Lease shall apply to, bind, and inure to the benefit of Landlord and Tenant, and their respective heirs, successors, legal representatives, and assigns as allowed by the Lease. It is understood that the term “Landlord” as used in this Lease means only the owner, a mortgagee in possession, or a term Tenant of the building, so that, in the event of any sale of the building or of any lease thereof, or if a mortgagee shall take possession of the premises, the Landlord named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, the term Tenant of the building, or the mortgagee in possession has assumed and agreed to carry out any and all covenants and obligations of the Landlord hereunder.

38. Waiver of Jury Trial and Right to Counterclaim. Landlord and Tenant shall and do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises or any emergency or other statutory remedy. Tenant further agrees that it shall not interpose any counterclaim(s) in any summary proceeding or in any action based on holdover or nonpayment of rent or any other sum payable by Tenant pursuant to the terms of this Lease but rather shall assert such counterclaim in a separate action.

39. Time of Essence. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

40. Governing Law, Jurisdiction and Lease. This Lease shall be construed and enforced in accordance with the laws of the state of Florida. The parties agree that the State Courts in Orange County, Florida and their Appellate Courts shall have exclusive jurisdiction for all lawsuits between them.

41. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent or other amounts herein stipulated shall be deemed to be other than on account of the stipulated rent and amounts due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment thereof be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such amounts or pursue any other remedy provided in this Lease.

42. Entire Agreement. This Lease and the Exhibits, Riders, Addenda and Guaranty, if any, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant concerning the Premises except those herein set forth.

43. Recordation. Tenant shall not record this Lease, or a memorandum hereof, without the prior written consent of Landlord. Any such recordation in violation of this provision shall at Landlord’s option render this Lease null and void. Tenant shall, at the request of Landlord, execute, acknowledge and deliver, at any time after the date of this Lease, a short form lease or Memorandum of Lease prepared by Landlord but the provisions of this Lease shall control the rights and obligations of the parties.

44. Corporate Tenant/Tenants. In the event the Tenant hereunder is a corporation, the persons executing this Lease on behalf of the Tenant hereby covenant and warrant that: (a) the Tenant is a duly constituted corporation qualified to do business in the state in which the Premises is located; (b) all Tenant’s franchise and corporate taxes have been paid to date; (c) all future forms, reports, fees and other documents necessary for Tenant to comply with applicable laws will be filed by Tenant when due; and (d) such persons are duly authorized, by the governing body of such corporation, to execute and deliver this Lease an behalf of the corporation.

45. Conversion to Condominium. The unit being leased to Tenant is one unit of a multi-unit building. The Landlord may elect to convert the building into condominium units and to sell other units. Tenant agrees to consent to and sign all documents as requested by Landlord which are needed in order to convert the building into condominiums.

46. Guaranty. This lease agreement is conditioned upon the Guarantors personally guaranteeing Landlord’s obligations under this Lease by their execution of the Guaranty attached as Exhibit E.

47. Exhibits. The following exhibits, if checked as applicable, are attached and made a part of this Lease:

		Applicable	Not Applicable
A	Description of Landlord’s Work	X
B	Description of Tenant’s Work	X
C	Construction Requirements
D	Construction Rules and Regulations
E	Guaranty
F	Tenant Construction Allowance Rider		X

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Witnesses:	Landlord:

WCDO, LCC

Printed Name:	By:
Clinton A. Curtis, Manager
Printed Name:	Dated:
Tenant:

Witnesses:
By:
Printed Name:	Print Name:
Dated:
Printed Name:

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